UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2018

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On November 26, 2018 (the “Redemption Date”), Universal Health Services, Inc. (the “Company”) redeemed the entire $300 million aggregate principal amount of its 3.75% Senior Secured Notes due 2019 (the “2019 Notes”) issued and outstanding, at a cash redemption price equal to the to the sum of the greater of (x) the sum of (A) 100% of the aggregate principal amount of the 2019 Notes to be redeemed, and (B) accrued and unpaid interest, if any on the 2019 Notes to the Redemption Date and (y) the sum of (A) the present value of the remaining scheduled payments of principal of and interest on the 2019 Notes (excluding accrued and unpaid interest to the Redemption Date and subject to the right of the holders of record of the 2019 Notes on the relevant Record Date (as defined in the Indenture) to receive interest due on the relevant Interest Payment Date (as defined in the Indenture)) discounted from their Stated Maturity (as defined in the Indenture) date to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Indenture), plus 50 basis points, and (B) accrued and unpaid interest, if any on the 2019 Notes to the Redemption Date. The 2019 Notes were redeemed for an aggregate price equal to 100.485% of the principal amount plus accrued interest to the redemption date. The 2019 Notes were issued under the Indenture (the “Indenture”), dated as of August 7, 2014, among the Company, the subsidiary guarantors party thereto, MUFG Union Bank, N.A., as trustee, and JPMorgan Chase Bank, N.A., as collateral agent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: November 27, 2018